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                                                                      EXHIBIT 23

                   CONSENT AND REPORT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in (1) Registration Statement No. 33-67084 dated August 6, 1993 related to the 1993 Stock Option and Restricted Stock Plan, (2) Registration Statement No. 33-308415 on Form S-3 dated July 19, 1996 related to the Dividend Reinvestment and Common Stock Purchase Plan, (3) Shelf Registration Statement No. 33-34763 on Form S-3 dated August 29, 1997, and (4) Shelf Registration Statement No. 33-32119 on Form S-4 dated February 4, 1997, of our report dated February 9, 1998 (except for Note 16, as to which the date is February 27, 1998) with respect to the consolidated financial statements and schedules of Omega Healthcare Investors, Inc. included in this annual Report (Form 10-K) for the year ended December 31, 1997.

     We consent to the incorporation by reference in this Annual Report (Form 10-K) of Omega Healthcare Investors, Inc. of our report dated February 9, 1998 (except for Note 16, as to which the date is February 27, 1998), included in the 1997 Annual Report to Shareholders of Omega Healthcare Investors, Inc.

     Our audits also included the financial statement schedules of Omega Healthcare Investors, Inc. listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young

March 25, 1998